UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 13, 2007

SCICLONE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19825	94-3116852
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 Mariner’s Island Blvd., Suite 205
San Mateo, California 94404
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (650) 358-3456

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2007, the Board of Directors (the “Board”) of SciClone Pharmaceuticals, Inc. (the “Company”) approved an amendment to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”) to increase the maximum aggregate number of shares that may be issued thereunder by 3,000,000 shares to a total of 7,800,000 shares, subject to approval by the Company’s stockholders.  On June 13, 2007, the Company’s stockholders approved the amendment to the 2005 Plan at the annual meeting of the Company’s stockholders.  The purpose of the 2005 Plan is to advance the interests of the Company by providing a means through which the Company may attract and retain able employees, directors and consultants upon whom responsibility for the success of the Company rests and to provide them with a proprietary interest in the development and financial success of the Company that will encourage them to devote their best efforts to the business of the Company.

Item 8.01    Other Events.

On February 22, 2007, the Board approved an amendment to the Company’s 2004 Outside Directors Stock Option Plan (the “Directors Plan”) to increase the maximum aggregate number of shares that may be issued thereunder by 750,000 shares to a total of 1,765,000 shares, subject to stockholder approval.  On June 13, 2007, the Company’s stockholders approved the amendment at the annual meeting of the Company’s stockholders.  The Directors Plan provides for the automatic grant of nonstatutory stock options to members of the Board of Directors who are not employees of the Company or of any subsidiary or parent of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCICLONE PHARMACEUTICALS, INC.

Dated: June 19, 2007

/s/ Richard A. Waldron
Richard A. Waldron
Executive Vice President and
Chief Financial Officer